UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
  _________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2025
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AVIDITY BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
10578 Science Center Drive, Suite 125
San Diego, California 92121 92121
(Address of principal executive offices) (Zip Code)
(858) 401-7900
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 19, 2025, Avidity Biosciences, Inc. (the "Company") entered into that certain First Amendment to Sublease Agreement (the "Amendment"), by and between the Company and Turning Point Therapeutics, Inc. ("Sublandlord"), which amends that certain Sublease Agreement (the "Agreement" and together with the Amendment, the "Sublease"), dated as of April 29, 2024, by and between the Company and Sublandlord.

The Amendment effects the exercise by the Company of its option to occupy an additional 80,000 rentable square feet of space (the "Additional Space") at the premises set forth in the Sublease, which, together, will serve as the Company's future corporate headquarters. The term of the Company's occupancy of the Additional Space under the Amendment is approximately 9 years, 1 month, with payments expected to begin in April 2026.

Total aggregate future commitments by the Company for the Additional Space under the Sublease is approximately $53.7 million, inclusive of a 3% annual rent increase and various agreed upon rent abatement amounts. Sublandlord will provide the Company with a tenant improvement allowance of up to $19.9 million.

The foregoing description of the terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: March 25, 2025	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial Officer